Pricing Supplement Dated	4/21/2008	Filed pursuant to [X] Rule 424(b)(2) [ ] Rule 424(b)(5)
(To Prospectus dated November 21, 2007, and		Registration Statement No.	333-147181 and
Prospectus Supplement dated November 21, 2007)			333-147181-01

CUSIP: 74254PWP3

Principal Life Insurance Company
Principal® Life (That are also Asset-Backed Securities) Issued Through and Obligations of
Principal Life Income 2008-28 (the "Trust" and "Issuing Entity")

The description of this pricing supplement of the particular terms of the Principal® Life offered hereby, and the Funding Agreement (specified below) issued by Principal Life Insurance Company (“Principal Life”) to the Trust, the payment obligations of which are fully and unconditionally guaranteed by the Guarantee (specified below) issued by Principal Financial Group, Inc. to the Trust, supplements the description of the general terms and provisions of the notes, the funding agreements and the guarantees set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made..

1. The Notes

Principal Amount:	TBD	Purchasing Agent Discount:	0.750%

Issue Price:	100.0%	Original Issue Date:	4/30/2008

Net Proceeds to the Trust:	TBD	Stated Maturity Date:	4/16/2012

Interest Payment Dates:	The 15th day of every sixth month commencing on 10/15/2008

Initial Interest Payment Date:	10/15/2008

Regular Record Date:	15 calendar days prior to the Interest Payment Date

Type of Interest Rate:	[X] Fixed Rate	[ ] Floating Rate

Interest Rate:	4.50%

Discount Note:	[ ]Yes	[X] No

Terms of Survivor’s Option:
Annual Put Limitation:		[X] $2,000,000 or 2%; or
[ ] $_______ or __%
Individual Put Limitation:		[x] $250,000; or
[ ] $______
Trust Put Limitation:		[X] 2%; or $______

Redemption Provisions:	[ ]Yes	[ X ] No.	If Yes,
Initial Redemption Date:
Redemption:	[ ] In whole only and not in part
[ ] May be in whole or in part
Additional Other Terms:	Any redemption date will be an Interest Payment Date falling on or after the Initial Redemption Date

Repayment:	[ ]Yes	[X] No.

Authorized Denominations:	$1,000

“Principal®” is a registered service mark of Principal Financial Services, Inc. and is used under license.
“ registered service mark of Merrill Lynch & Co.

Ratings:

     The Notes issued under the Program are rated AA by Standard & Poor’s (“S&P”).

     Principal Life expects the Notes to be rated Aa2 by Moody’s Investors Service, Inc. (“Moody’s”).

Purchasing Agent(s) Purchasing Notes as Principal:	[X] Yes	[ ] No	If Yes,

Purchasing Agent(s)	Principal Amount
Merrill Lynch	TBD

Total:	TBD

State of Organization of the Trust:	New York

Additional/Other Terms:	None

2. The Funding Agreement

Funding Agreement Issuer:	Principal Life Insurance Company

Funding Agreement No.:	6-15262

Deposit:	$15.0

Net Deposit:	TBD

Effective Date:	4/30/2008

Stated Maturity Date:	4/16/2012

Interest Payment Dates:	The 15th day of every sixth month commencing on 10/15/2008

Initial Interest Payment Date:	10/15/2008

Type of Interest Rate:	[X] Fixed Rate	[ ] Floating Rate

Interest Rate:	4.50%

Discount Funding Agreement:	[ ]Yes	[X] No

Terms of Survivor’s Option:
Annual Put Limitation:		[X] $2,000,000 or 2%; or
[ ] $_______ or __%
Individual Put Limitation:		[x] $250,000; or
[ ] $______
Trust Put Limitation:		[X] 2%; or $______

Redemption:	[ ]Yes	[ X ] No.	If Yes,
Initial Redemption Date:
Redemption:	[ ] In whole only and not in part
[ ] May be in whole or in part
Additional Other Terms:	Any redemption date will be an Interest Payment Date falling on or after the Initial Redemption Date

Repayment:	[ ]Yes	[X] No.

Ratings:

The Funding Agreement issued under the Program is rated AA by S&P.
Principal Life expects the Funding Agreement to be rated Aa2 by Moody's.

Additional/Other Terms:	None

3. The Guarantee

Guarantee Issuer:	Principal Financial Group, Inc.

Effective Date:	4/30/2008

Additional/Other Terms:	None